Investor Contact:

Media Contact:

Emma Jo Kauffman

Tawn Earnest

(615) 855-5525

(615) 855-5209

DOLLAR GENERAL BOARD OF DIRECTORS DECLARES DIVIDEND

GOODLETTSVILLE, Tenn. – August 23, 2005 – Dollar General Corporation (NYSE: DG) today announced that its board of directors declared a dividend of $0.045 per share, payable October 13, 2005, to common shareholders of record on September 29, 2005.

Dollar General is a Fortune 500® discount retailer with 7,712 neighborhood stores as of July 29, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

# # #